Exhibit 4.9

WARRANT GUARANTEE

THIS WARRANT GUARANTEE (this “Guarantee”), dated as of December 31, 2023, is entered into among [Dealer] (the “Dealer”), DISH Network Corporation (the “Counterparty”) and EchoStar Corporation (the “Parent”).

WITNESSETH

WHEREAS, the Dealer and the Counterparty have executed and delivered a Base Confirmation, dated as of August 2, 2016, and an Additional Confirmation, dated as of August 3, 2016, pursuant to which the Counterparty sold to the Dealer, and the Dealer purchased from the Counterparty, warrants entitling the Dealer to purchase shares of Class A Common Stock, par value USD 0.01 per share, of the Counterparty (each, a “Confirmation” and together, the “Confirmations”);

WHEREAS, under the terms of the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023 (the “Merger Agreement”), by and among the Counterparty, the Parent and EAV Corp., a Nevada corporation and a wholly owned direct subsidiary of the Parent (“Merger Sub”), at the effective time of the merger transaction contemplated by the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Counterparty (the “Merger”), with the Counterparty surviving the Merger as a wholly owned subsidiary of the Parent, and each Share (as defined in the Confirmations) that is outstanding immediately prior to the Effective Time will be converted into the right to receive 0.350877 validly issued, fully paid and non-assessable shares of Class A Common Stock, par value USD 0.001 per share, of the Parent (the “Parent Shares”), and the right to receive cash in lieu of fractional shares;

WHEREAS, the Dealer and the Counterparty have entered into a Warrant Amendment Letter Agreement, dated as of December 31, 2023 (the “Warrant Amendment”), amending the Confirmations in connection with the transactions contemplated by the Merger Agreement; and

WHEREAS, the Parent wishes to become a guarantor (in such capacity, the “Guarantor”) of all obligations of the Counterparty under the Confirmations, as amended by the Warrant Amendment (the “Amended Confirmations”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parent and the Counterparty for the benefit of the Dealer agree as follows:

ARTICLE 1

Guarantee

Section 1.01.         Guarantee of Payment and Performance. The Parent, as the Guarantor, hereby absolutely, irrevocably and unconditionally guarantees the full and complete payment and performance, and not merely as a guaranty of collection, of all obligations of the Counterparty to the Dealer under the Amended Confirmations to the same extent as if the Parent were the Seller (as defined in the Amended Confirmations) thereunder. The Guarantor’s obligations hereunder shall remain in full force and effect until this Guarantee shall have been fully and completely performed. If at any time any performance of this Guarantee is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Guarantor, the Counterparty or otherwise, the Guarantor’s obligations hereunder with respect to such performance shall be reinstated as though such performance had been due but not made at such time. The parties agree that in connection with the performance of its obligations hereunder, the Guarantor shall be entitled to all rights of the Seller under the Amended Confirmations.

Section 1.02.         No Collateral; No Setoff. Notwithstanding any provision of the Amended Confirmations, this Guarantee, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of the Parent under the Transaction are not secured by any collateral. No party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, the Amended Confirmations, this Guarantee or any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

Section 1.03.         Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Guarantee is not intended to convey to Dealer rights against Parent with respect to the Transaction that are senior to the claims of common stockholders of Parent in any United States bankruptcy proceedings of Parent or the Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Parent of its obligations and agreements with respect to the Transaction outside of Parent’s bankruptcy; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

Section 1.04.         Taxes. All payments hereunder shall be subject to Section 2(d) of the Agreement (as defined in the Amended Confirmations), as modified by the Amended Confirmations. For purposes of interpreting such Section as incorporated herein, (i) the words “this Agreement” in such Section shall be deemed to refer to this Guarantee, (ii) any references in such Section to defined terms shall have the same meanings as defined in the Agreement, except that for purposes hereof (A) all references in such defined terms to the words “this Agreement” shall be deemed to be references to this Guarantee, and (B) the references in such defined terms to the words “or a Credit Support Document” shall be deemed to be deleted, (iii) the words “Section 2(d)” in such Section shall be deemed to refer to such Section as incorporated herein, and (iv) other references in such Section to Sections of the Agreement shall continue to refer to such Sections. For the avoidance of doubt, the obligation of Guarantor under this Section 1.04 shall include the obligation to pay to the Dealer such additional amounts as may be necessary to ensure that the net amount actually received by the Dealer from the Guarantor is equal to the amount that the Dealer would have received had payments been made by the Counterparty.

Section 1.05.         Certain Waivers by Guarantor. The Parent, as the Guarantor, hereby waives (i) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Counterparty and (ii) any right to require the Dealer to proceed against the Counterparty. The Guarantor expressly waives all counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the guaranteed obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional guaranteed obligations. Notwithstanding the above and without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Counterparty is or may be entitled to arising from or out of the Confirmations or otherwise, except as limited herein and except for defenses arising out of the bankruptcy, insolvency, reorganization, liquidation, receivership, or similar proceeding affecting Counterparty or its assets.

Section 1.06.         Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the guaranteed obligations of the Counterparty, and a separate action may be brought against the Guarantor to enforce this Guarantee whether or not the Counterparty or any other person or entity is joined as a party.

Section 1.07.         Effectiveness. Following the execution and delivery of this Guarantee by each of the Dealer, the Parent and the Counterparty, this Guarantee shall become effective upon effectiveness of the Warrant Amendment.

ARTICLE 2

miscellaneous

Section 2.01.         Mutual Representations and Warranties. Each of the Parent and the Counterparty represents to the Dealer that:

(a)            It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

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(b)            It has the power to execute this Guarantee and any other documentation relating to this Guarantee to which it is a party, to deliver this Guarantee and any other documentation relating to this Guarantee that it is required by this Guarantee to deliver and to perform its obligations under this Guarantee and has taken all necessary action to authorize such execution, delivery and performance.

(c)            Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d)            To the knowledge of such party, no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by such party of this Guarantee, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(e)            Its obligations under this Guarantee constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law) and except that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto).

Section 2.02.         [Insert Dealer Boilerplate, as Applicable.]

Section 2.03.         Continuing Guarantee; Provisions Binding on Successors. This Guarantee shall remain in full force and effect and shall be binding on each party and their respective successors and assigns until the obligations under the Amended Confirmations have been performed in full.Section 2.04.         Counterparts. This Guarantee may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument. The exchange of copies of this Guarantee and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Guarantee as to the parties hereto and may be used in lieu of the original Guarantee for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.05.         Governing Law; Jurisdiction. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Section 2.06.         Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Amended Confirmations.

Section 2.07.         Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of the date first written above.

DISH NETWORK CORPORATION

By:
Name:
Title:

ECHOSTAR CORPORATION

By:
Name:
Title:

[Signature Page to Warrant Guarantee]

[DEALER]

By:
Name:
Title:

[Signature Page to Warrant Guarantee]